Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Telephone and Data Systems, Inc. on Form S-8 of our report dated February 26, 2013, relating to the financial statements of Los Angeles SMSA Limited Partnership, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, GA

August 2, 2013